Exhibit 10.d(iii)
[For directors’ existing stock options and awards]
Masco Letterhead
Date
Name
<Address1>
<Address2>
<Address3>
Dear <Salutation>:
     On behalf of the Company, I am pleased to inform you that the Board of Directors approved the following enhancements to outstanding awards of stock options and restricted stock to non-employee directors under the 1997 Non-Employee Directors Long Term Stock Incentive Plan (the “1997 Plan”) and under the 1991 Long Term Stock Incentive Plan (the “1991 Plan”).
     If your service as a director terminates for any reason other than as a result of death, disability or retirement due to age, any portion of an option that is then exercisable will remain exercisable beyond the period currently provided until the later of (i) the 15th day of the third month following the date at which the option would otherwise have terminated in connection with the termination of service, or (ii) December 31 of the calendar year in which the option would otherwise have terminated in connection with the termination of service.
     If your service as a director terminates as a result of permanent and total disability, any portion of an option not then exercisable will immediately become exercisable and will remain exercisable until the earlier of the expiration of its original term or one year after death.
     The “clawback” provisions of the 1997 Plan (formerly Section 6(b)(5)) and comparable provisions in any stock option granted to you under the 1991 Plan will no longer apply.
     For purposes of a “Change in Control” under the 1991 Plan and the 1997 Plan, the definition of “Excluded Director” (i.e., a director who is deemed not to be an incumbent director) will also include directors whose initial assumption of office occurs as a result of certain actual or threatened election contests not by or on behalf of the Board.

Very truly yours,

Richard A. Manoogian
Chairman of the Board and Chief Executive Officer